Exhibit 99.1

Report to Stockholders: For the Period Ending September 28, 2003

Dear Stockholders:

Your Company reported net income for the third quarter of 2003 of $13.8 million or $1.53 per share compared to net income of $9.5 million or $1.08 per share for the third quarter of 2002. For the first nine months of 2003, net income was $27.2 million or $3.00 per share compared to $23.7 million or $2.69 per share for the same period of 2002. The results for the third quarter and first nine months of 2003 were favorably impacted by nonrecurring income tax adjustments of $4.6 million and $7.7 million, respectively.

Net sales in the third quarter of 2003 increased by 1.8% as growth in average revenue per case and higher contract sales more than offset a 3.8% decline in bottle/can volume. The decline in volume reflected unseasonably cool and abnormally wet weather conditions during July and August as well as higher retail pricing by several of the Company’s larger customers. Average revenue per case, excluding customer marketing costs, increased by 1.9% in the third quarter of 2003 as compared to the same period in 2002. For the first nine months of 2003, net sales were approximately even with the prior year as higher contract sales and an increase in average revenue per case offset a 2.6% decline in bottle/can volume. Average revenue per case, excluding customer marketing costs, increased by 1.2% in the first nine months of 2003. The soft sales performance combined with growth in operating expenses lead to a decline in income from operations of 6.8% and 16.7% in the third quarter and first nine months of 2003, respectively.

Selling, general and administrative (“S,G&A”) expenses were impacted by higher wage rates and significant increases in employee benefit costs (including pension costs), property and casualty insurance costs and fuel expenses. Despite these increases, S,G&A expenses increased only 5.2% and 3.3% in the third quarter and first nine months of 2003, respectively. Interest expense declined by 9.1% and 10.6% in the third quarter and first nine months of 2003 as compared to the comparable periods in 2002 primarily due to lower average interest rates. We believe that interest expense will approximate $42 million to $43 million in 2003, a reduction of $6 million to $7 million from 2002.

The Company and The Coca-Cola Company continue to innovate with new brands and new packaging. Sprite Remix, which was introduced in the second quarter of 2003, is now one of the Company’s top ten brands in terms of net sales and volume. The Company introduced 12-ounce PET bottles in Fridge Pack™ for the take home market in a portion of the Company’s territories in the third quarter of 2003 and the initial sales results have been positive. We continue to be excited about the opportunities for additional volume and gross margin from these recent innovations as well as new brand and packaging innovations in the near future.

J. Frank Harrison, III	William B. Elmore
Chairman and Chief Executive Officer	President and Chief Operating Officer

CONSOLIDATED BALANCE SHEETS

In Thousands

	Unaudited Sept. 28, 2003	Dec. 29, 2002	Unaudited Sept. 29, 2002
Assets
Current Assets:
Cash	$18,280	$18,193	$8,286
Trade accounts receivable, net	83,977	79,548	84,365
Accounts receivable, other	29,086	29,993	26,444
Inventories	41,156	38,648	42,433
Other current assets	7,121	4,588	6,501

Total current assets	179,620	170,970	168,029

Property, plant and equipment, net	457,097	466,840	467,281
Leased property under capital leases, net	43,726	44,623	44,593
Goodwill and other intangibles, net	632,565	612,925	613,665
Other assets	59,421	58,167	72,220

Total	$1,372,429	$1,353,525	$1,365,788

Liabilities and Stockholders’ Equity
Current Liabilities:
Current portion of long-term debt	$35,039	$31	$154,731
Current portion of obligations under capital leases	4,194	3,960	3,717
Accounts payable and accrued expenses	153,883	151,884	176,791

Total current liabilities	193,116	155,875	335,239

Deferred income taxes	161,789	155,964	170,012
Other liabilities	100,239	95,488	93,385
Obligations under capital leases	41,727	42,066	41,985
Long-term debt	785,078	807,725	620,125

Total liabilities	1,281,949	1,257,118	1,260,746

Minority interest	34,264	63,540	62,332
Stockholders’ equity	56,216	32,867	42,710

Total	$1,372,429	$1,353,525	$1,365,788

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Third Quarter		First Nine Months
	2003	2002	2003	2002
Net sales	$325,637	$319,725	$919,002	$920,855
Cost of sales	168,878	165,902	473,718	473,245

Gross margin	156,759	153,823	445,284	447,610

Selling, general and administrative expenses	108,400	103,087	317,730	307,674
Depreciation expense	18,956	19,405	57,253	56,247
Amortization of intangibles	846	683	2,311	2,056

Income from operations	28,557	30,648	67,990	81,633
Interest expense	10,414	11,454	31,701	35,471
Minority interest	1,432	2,672	2,690	6,195

Income before income taxes	16,711	16,522	33,599	39,967
Income taxes	2,865	6,983	6,446	16,267

Net income	$13,846	$9,539	$27,153	$23,700

Basic net income per share	$1.53	$1.08	$3.00	$2.69
Diluted net income per share	$1.53	$1.07	$3.00	$2.67

Weighted average number of common shares outstanding	9,043	8,864	9,043	8,807
Weighted average number of common shares outstanding — assuming dilution	9,043	8,924	9,043	8,887

Cash dividends per share
Common Stock	$.25	$.25	$.75	$.75
Class B Common Stock	$.25	$.25	$.75	$.75

STOCKHOLDER INFORMATION

Corporate Address

The corporate office is located at 4100 Coca-Cola Plaza, Charlotte, NC 28211. The mailing address is Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231.

Common Stock Listing

Coca-Cola Bottling Co. Consolidated is listed on the Nasdaq National Market System under the ticker symbol - COKE.

Stockholder Inquiries

The Company’s transfer agent is responsible for stockholder records, issuance of stock certificates and distribution of dividend payments and IRS Form 1099s. The transfer agent also administers plans for dividend reinvestment and direct deposit. Stockholder requests and inquiries concerning these matters are most efficiently answered by corresponding directly with Wachovia Bank, N.A., Attention: Corporate Trust Client Services NC-1153, 1525 West W.T. Harris Blvd. 3C3, Charlotte, NC 28288-1153. Communication may also be made by calling Toll Free (800) 829-8432, Local (704) 590-7375 or Fax (704) 590-7598.

Stockholder Reports

Additional copies of the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q to the Securities and Exchange Commission are available without charge upon written request to David V. Singer, Executive Vice President, Chief Financial Officer, Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231.

CAUTIONARY FORWARD-LOOKING STATEMENTS

This Report to Stockholders, as well as information included in, or incorporated by reference from, future filings by the Company with the Securities and Exchange Commission and information contained in written material, press releases and oral statements issued by or on behalf of the Company, contains, or may contain, forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements relating to: the expectation for interest expense for 2003 and the introduction of new brands and new packaging in the near future.

These statements and expectations are based on the current available competitive, financial and economic data along with the Company’s operating plans, and are subject to future events and uncertainties. Events or uncertainties that could adversely affect future periods include, without limitation: lower than expected net pricing resulting from increased marketplace competition; changes in how significant customers market our products; an inability to meet performance requirements for expected levels of marketing funding support payments from The Coca-Cola Company or other beverage companies; reduced marketing and advertising spending by The Coca-Cola Company or other beverage companies; an inability to meet requirements under bottling contracts; the inability of our aluminum can or PET bottle suppliers to meet our demand; material changes from expectations in the cost of raw materials; higher than expected fuel prices; adverse weather conditions; terrorist attacks, war or other civil disturbances; higher than expected insurance premiums; lower than anticipated return on pension plan assets; higher than anticipated health care costs; changes in financial markets; changes in the Company’s public debt ratings; an inability to meet projections in acquired bottling territories and unfavorable interest rate fluctuations.